EXHIBIT 10.40
SERVICE AGREEMENT
This (“Agreement”) is entered into as of May 1, 2007 by and between Tower Risk Management Corp.(“TRM”), a company domiciled in New York with offices located at 120 Broadway, New York, N.Y. 10271 and CastlePoint Management Corp. (“CPM”), a Delaware corporation with offices located at 120 Broadway, New York, N.Y. 10271.
RECITALS
     WHEREAS, TRM plans to underwrite and manage certain business on behalf of CastlePoint Insurance Company (“CPIC”) pursuant to a Management Agreement between TRM and CPIC;
     WHEREAS, CPM plans to underwrite and manage certain business on behalf of Tower Group, Inc.’s insurance subsidiaries; and
     WHEREAS, TRM and CPM are desirous of entering into an agreement whereby TRM and CPM provide services to each other at each other’s request as well as sharing any profits and losses from rendering services to third parties; and
     NOW THEREFORE, in consideration of the mutual agreements described in this Agreement, TRM and CPM agree as follows:
ARTICLE 1 — PERFORMANCE OF SERVICES
1.01	TRM and CPM agree to provide to each other, at each other’s request, various insurance companies services (as may be set forth in the attached schedules) at terms and conditions set forth herein.
ARTICLE 2 — COMPENSATION
2.01	Any compensation paid by CPM to TRM and by TRM to CPM for services rendered hereunder shall be as agreed by the parties on a case by case basis. CPM and TRM agree that such compensation or fees shall be competitive with prevailing local market rates.

2.02	With respect to claims services, to the extent such services are provided by either company to the other, each agrees to pay for the allocated loss adjustment expenses incurred by the servicing company in adjusting and defending claims on the hourly billing rate to be established by the companies. TRM and CPM agree to utilize the same billing rate or method of payment established to allocate or assign unallocated expenses to adjust and defend claims.

2.03	Settlement of Accounts

Each company shall submit to the other within thirty (30) days of the end of each calendar quarter a detailed written estimate of the amount owed for services and the use of facilities pursuant to this Agreement in that calendar month, and each company shall pay to the other within fifteen (15) days following receipt of such estimate the amount set forth in the estimate.

2.04	Profit Sharing

Where CPM and TRM both participated in providing services to third parties, CPM and TRM agree to share any profits and losses realized in proportion to their respective participation.
ARTICLE 3 — TERM, INDEPENDENCE AND TERMINATION
3.01	Term

The term of this Agreement will begin on the date of this Agreement and will continue until terminated by one of parties.

3.02	Independence

Services and facilities shall be provided to CPM by TRM at the request of CPM and to TRM by CPM at the request of TRM, but the requested party shall provide such services and facilities only to the extent that such arrangements do not impede either company’s business or operations.

TRM and CPM shall act hereunder so as to assure the separateness of their respective operating identities. Books and records shall be maintained separately for each party for services provided by this Service Agreement.

3.03	Termination
(a)	This Agreement may be terminated at any time by the mutual agreement of the parties, or by either party for any of the following reasons:
(1)	Immediately by either party in the event of bankruptcy, insolvency, liquidation or assignment for the benefit of creditors by the other party;

(2)	Upon sixty (60) days written notice by either party in the event of any material change in the ownership or control of the other party;

(3)	Immediately by either party in the event any law or regulation of a federal, state or local government has rendered this Agreement illegal, but only insofar as that law or regulation applies to this Agreement;

(4)	Immediately by either party in the event of fraud, abandonment, gross or willful misconduct, insolvency, or lack of legal capacity to act on the part of either party;

(5)	Upon sixty (60) days written notice by either party in the event of default in any material term of this Agreement, unless the default is cured prior to the end of the end of the sixty (60) day period.
(b)	In the event of termination of this Agreement:
(1)	TRM and CPM shall promptly cease performing any services being provided under this agreement;

(2)	Neither party shall have any claim against the other for loss of prospective profits or fees or damage to business arising there from;

(3)	Notwithstanding the termination of this Agreement, TRM and CPM shall continue to perform such services under this Agreement in settlement of accounts or winding up of affairs between TRM and CPM if so requested by either party.

(4)	Notwithstanding the termination of this Agreement, TRM or CPM shall continue to provide the claims and legal defense under this Agreement with respect to all claims reported to either prior to the effective date of any termination in accordance with the terms of this Agreement. In consideration for performing its services as set forth herein, CPM and TRM will continue to compensate each other in the manner set forth in Article 2 of this Agreement. In the event either company assumes the handling of their own claims after termination, each party agrees to cooperate with and instruct its respective employees to cooperate in such transition.
ARTICLE 4 — MAINTENANCE CONTROL AND OWNERSHIP OF RECORDS
4.01	Maintenance of Records

TRM and CPM will each maintain all appropriate records, files, ledgers and reports so as to accurately reflect at all times the financial transactions with one another.

4.02	Ownership of Records
(a)	All books, records, and files established and maintained by TRM or CPM by reason of its performance under this Agreement which, absent this Agreement, would have been held by TRM or CPM respectively shall (i) be deemed the joint property of each party, (ii) be maintained in accordance with all other applicable law and regulation and (iii) be subject to examination at all times by CPM or TRM and persons authorized by it or any governmental agency having jurisdiction over CPM or TRM, if any.

(b)	Except s set forth in (a) above, each party is the owner of all records related to its company regardless of in whose possession those records may be at any time.
ARTICLE 5 — GENERAL REQUIREMENTS
5.01	TRM’s and CPM’s General Duties

TRM and CPM are responsible to perform the duties assumed under this Agreement in accordance with standard procedures for the performance of such duties, which exist in the insurance industry in the United States.
ARTICLE 6 — MISCELLANEOUS
6.01	Notices

All notice requirements and other communications indicated shall be deemed given when personally delivered or on the third succeeding business day after being mailed by registered or certified mail, return receipt requested, to the appropriate party at its address below or at such other address as shall be specified by notice given hereunder.

CPM:	CastlePoint Management Corp. 120 Broadway, 30th Floor New York, NY 10271 Attn: General Counsel

TRM:	Tower Risk Management Corp. 120 Broadway, 31st Floor New York, NY 10271 Attn: General Counsel
6.02	Binding Effect and Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement may not be assigned without mutual consent of the parties.

6.03	Amendment

This Agreement may not be amended, altered or modified except in writing signed by the party against whom enforcement or any waiver, change, discharge, alternation or modification is sought.

6.04	Invalidity

The invalidity of any provision of this Agreement shall not affect the validity of the remainder of any such provision or the remaining provisions of this Agreement.

6.05	Interpretation

The article, section and paragraph headings included in this Agreement have been used solely for convenience and shall not be used in the interpretation of this Agreement. References to articles, sections and paragraphs shall refer to such provisions in this Agreement unless otherwise stated.

6.06	Waiver

The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not be deemed a continuing waiver of that provision or a waiver of any other provision of this Agreement and shall in no way affect the full right to require such performance from the other party at any time thereafter.

6.07	Severability

This Agreement and the transaction contemplated herein constitute one transaction and shall not be divisible in any manner. A breach of any portion of this Agreement shall be deemed a breach of the whole Agreement.

6.08	Counterparts

If photocopies or duplicates of the original of this Agreement are signed by both parties, then each such originally signed document shall be deemed to be an original of this Agreement.

6.09	Indemnification

Each of CPM and TRM shall hold harmless and defend and indemnify the other party against any expenses, damages, liability, action, cost or other claims, including attorney fees arising out of the other party’s material breach of any duty or obligation hereunder or any claims made against a party relating to, or arising out of, the other party’s willful misconduct or gross negligence in performing, or in failing to perform, services hereunder.

6.10	Arbitration

Any dispute or difference between CPM and TRM relating to the interpretation or performance of this Agreement, including its formation or validity, or any transaction under this Agreement, whether arising before or after termination, shall be submitted to arbitration.

Upon written request of any party, each party shall choose an arbitrator and the two chosen shall select a third arbitrator. If either party refuses or neglects to appoint an arbitrator within 30 days after receipt of the written request for arbitration, the requesting party may appoint a second arbitrator. If the two arbitrators fail to agree on the selection of a third arbitrator within 30 days of their appointment, each of them shall nominate three individuals, of whom the other shall decline two. The third arbitrator shall be chosen by lots from the two remaining nominees.

The parties hereby waive all objections to the selection of the arbitrators, provided they are selecting in conformity with this paragraph 6.10.

All arbitrators shall be active or retired officers of insurance or reinsurance companies, or Lloyd’s of London underwriters, and disinterested in the outcome of the arbitration. Each party shall submit its case to the arbitrators within 30 days of the appointment of the third arbitrator.

The arbitrators shall have the power to determine all procedural rules for the holding of the arbitration including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators shall interpret this Agreement as an honorable engagement and not as merely a legal obligation; they are relieved of all judicial formalities and may abstain from following the strict rules of law. The arbitrators may award interest and costs. Each party shall bear the expense of its own arbitrator and shall share equally with the other party the expense of the third arbitrator and of the arbitration.

6.11	Governing Law

This Agreement shall be interpreted according to the laws of the state of Delaware, excluding its conflict of laws provisions.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

Tower Risk Management Corp.
By:	/s/ Francis Colalucci
Francis Colalucci, SVP and CFO

CastlePoint Management Corp.
By:	/s/ Joel Weiner
Joel Weiner, SVP and CFO